Artisan Partners Asset Management Inc. Reports 3Q19 Results
Milwaukee, WI - October 29, 2019 - Artisan Partners Asset Management Inc. (NYSE: APAM) (the “Company” or “Artisan Partners”) today reported its results for the three and nine months ended September 30, 2019, and declared a quarterly dividend.
Chairman and CEO Eric Colson said, “Our business is a growth business. Growth is important to our talent, our clients, and our owners. Growth is not a strategy. It’s an outcome. Our growth results from providing an ideal home for exceptional investment talent, compounding wealth for clients over the long-term, operating with integrity, and maintaining business and financial discipline through market cycles and industry trends. We refer to that as thoughtful growth: Growth that is consistent with Who We Are as an investment firm, sustainable, and beneficial to everyone. That kind of growth takes time, is lumpy, and cannot be engineered over short-term periods.”
“For example, the growth we are now seeing in our third generation strategies is the result of a series of investments we began making in 2013. Over the ensuing six years, we successfully recruited and onboarded three new investment franchises, launched six new strategies, and evolved our Non-U.S. Small-Mid Growth strategy.
“Today, we manage over $10 billion in the seven third generation strategies. Year-to-date, these strategies have $3.3 billion of combined net inflows, representing an annualized organic growth rate of 72%. Most of the early demand for these strategies is from the wealth channel, where we expect to see long-term secular growth. Most importantly, the strategies have performed for clients. The four publicly-available strategies with track records of greater than one year have outperformed their indexes by an average of 156, 523, 838, and 1,447 basis points annually since inception, after fees.
“The third generation strategies are continuing in the tradition of our first and second generation strategies. Of our 15 publicly-available strategies, 13 have outperformed their broad-based benchmarks since inception, after fees. Eleven of the strategies have generated more than 200 basis points of average annual outperformance since inception, after fees.
“That investment performance has driven our long-term growth as a firm. Over the last ten years, our AUM has grown from $44.4 billion to $112.5 billion. Year-to-date, our strategies have generated nearly $19 billion in total investment returns and over $4.5 billion of returns in excess of benchmark returns. Our business grows as our clients’ capital grows.
“Recent firm-wide net flows have been driven by net outflows from our Non-U.S. Growth strategy. Approaching its 25th anniversary, the strategy has outperformed its index by an average of 450 basis points annually since inception, after fees. $1 million invested at inception of the strategy would have grown to $7.9 million as of September 30, 2019, after fees. The same $1 million invested in the benchmark index would have grown to $2.9 million. We remain confident in the long-term demand for alpha generation.
“We continue to execute our repeatable process for developing investment franchises. We are better equipped than ever to resource and guide existing teams, identify and add new talent, and broaden our investment capabilities and degrees of freedom. We have exceptionally talented people with long-term views, outstanding investment performance, and a diverse set of high-value added strategies for a range of asset allocation styles. We believe that’s a rare combination, an extremely valuable asset, and a powerful platform for future thoughtful growth.”

The table below presents AUM and a comparison of certain GAAP and non-GAAP (“adjusted”) financial measures.

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2019	2019	2018	2019	2018
	(unaudited, in millions except per share amounts or as otherwise noted)
Assets Under Management (amounts in billions)
Ending	$112.5	$113.8	$116.6	$112.5	$116.6
Average	113.0	110.2	116.2	109.4	116.8

Consolidated Financial Results (GAAP)
Revenues	$202.9	$200.7	$212.8	$590.6	$637.1
Operating income	75.5	70.9	81.8	204.1	240.7
Operating margin	37.2%	35.3%	38.5%	34.6%	37.8%
Net income attributable to Artisan Partners Asset Management Inc.	$41.3	$39.2	$42.5	$112.0	$125.8
Basic and diluted earnings per share	0.71	0.66	0.77	1.87	2.27

Adjusted[1] Financial Results
Adjusted EBITDA[2]	$77.5	$72.8	$84.1	$210.5	$246.3
Adjusted net income	54.8	52.4	60.8	149.5	178.7
Adjusted net income per adjusted share	0.70	0.67	0.79	1.92	2.32

______________________________________
1 Adjusted measures are non-GAAP measures and are explained and reconciled to the comparable GAAP measures in Exhibit 2.
2 Adjusted EBITDA represents adjusted net income before interest expense, income taxes, depreciation and amortization expense.

September 2019 Quarter Compared to June 2019 Quarter
AUM declined to $112.5 billion at September 30, 2019, a decrease of $1.3 billion, or 1%, compared to $113.8 billion at June 30, 2019, as a result of $0.7 billion of net client cash outflows and $0.6 billion in market depreciation. For the quarter, average AUM increased 3% to $113.0 billion due to 6% higher beginning AUM in the September 2019 quarter compared to the June 2019 quarter.
Revenues of $202.9 million in the September 2019 quarter increased 1%, or $2.2 million, from $200.7 million in the June 2019 quarter, primarily due to higher average AUM and one additional calendar day, partially offset by a $4.1 million decrease in performance fees.
Operating expenses of $127.4 million in the September 2019 quarter decreased $2.4 million, or 1.8%, from $129.8 million in the June 2019 quarter primarily as a result of a $2.0 million decrease in equity-based compensation expense as the Company's 2014 equity grant fully amortized during the September 2019 quarter.
Operating margin increased to 37.2% in the September 2019 quarter from 35.3% in the June 2019 quarter.
GAAP net income was $41.3 million, $0.71 per basic and diluted share in the September 2019 quarter, compared to net income of $39.2 million, $0.66 per basic and diluted share in the June 2019 quarter. Adjusted net income was $54.8 million, $0.70 per adjusted share in the September 2019 quarter, an increase of 5% compared to adjusted net income of $52.4 million, $0.67 per adjusted share in the June 2019 quarter.
Provision for income taxes was a net benefit of $7.3 million in the September 2019 quarter compared to a net expense of $11.5 million in the June 2019 quarter. The decrease in provision for income taxes during the quarter was due to the remeasurement of deferred tax assets resulting from an increase in the Company’s estimate of state income tax expense. The increase in deferred tax assets also resulted in an increase in amounts payable under the tax receivable agreements. The remeasurement of the assets and liabilities reduced the quarter’s provision for income taxes by $23.0 million and increased non-operating expense by $19.6 million. The adjusted effective tax rate for the current year increased from 23.5% to 24.1%. The year-to-date impact of the change in the 2019 adjusted effective tax rate is fully reflected in adjusted net income for the three months ended September 30, 2019, which results in an adjusted effective tax rate of 25.1% for the quarter.

September 2019 Quarter Compared to September 2018 Quarter
AUM at September 30, 2019, was $112.5 billion, down from $116.6 billion at September 30, 2018. The change in AUM over the one-year period was due to $7.3 billion of net client cash outflows partially offset by $3.2 billion of market appreciation. Average AUM for the September 2019 quarter was $113.0 billion, 3% lower than average AUM for the September 2018 quarter.
Revenues of $202.9 million in the September 2019 quarter were $9.9 million, or 5%, less than $212.8 million in the September 2018 quarter primarily due to lower average AUM.
Operating expenses of $127.4 million in the September 2019 quarter decreased $3.6 million, or 3%, from $131.0 million in the September 2018 quarter primarily as a result of lower incentive and equity-based compensation expense, offset in part by higher salary and benefits expenses on an increased number of full-time employees.
Operating margin was 37.2% for the September 2019 quarter compared to 38.5% for the September 2018 quarter.
GAAP net income was $41.3 million, $0.71 per basic and diluted share in the September 2019 quarter, compared to net income of $42.5 million, $0.77 per basic and diluted share in the September 2018 quarter. Adjusted net income was $54.8 million, $0.70 per adjusted share in the September 2019 quarter, a decrease of 10% compared to adjusted net income of $60.8 million, $0.79 per adjusted share in the September 2018 quarter.

Nine Months Ended September 2019 Compared to Nine Months Ended September 2018
AUM increased to $112.5 billion at September 30, 2019, up 17% compared to $96.2 billion at December 31, 2018, as a result of $18.6 billion in market appreciation partially offset by $2.3 billion of net client cash outflows. Average AUM for the September 2019 nine-month period was $109.4 billion, 6% lower than average AUM of $116.8 billion for the September 2018 nine-month period due to significantly lower AUM at the beginning of 2019 compared to 2018.
Revenues of $590.6 million for the nine months ended September 2019 decreased $46.5 million, or 7%, from $637.1 million for the nine months ended September 2018 primarily due to lower average AUM.
Operating expenses of $386.5 million for the nine months ended September 2019 decreased $9.9 million, or 2%, from $396.4 million for the nine months ended September 2018 primarily as a result of lower incentive and equity-based compensation expense. These decreases were partially offset by increases in occupancy expense related to investment team relocations and higher salary and benefits costs on an increased number of full-time employees.
Operating margin was 34.6% for the nine months ended September 2019 compared to 37.8% for the nine months ended September 2018.
GAAP net income was $112.0 million, $1.87 per basic and diluted share for the nine months ended September 2019, compared to net income of $125.8 million, $2.27 per basic and diluted share for the nine months ended September 2018. Adjusted net income was $149.5 million, $1.92 per adjusted share for the nine months ended September 2019, a decrease of 16% compared to adjusted net income of $178.7 million, $2.32 per adjusted share for the nine months ended September 2018. The adjusted effective tax rate for the current year increased to 24.1% from 23.5% in the prior year period. The Company expects the full year 2019 adjusted effective income tax rate to be 24.1% and the rate for 2020 to be in the 24.5% - 25.0% range as a result of anticipated higher state income tax expense.

Capital Management & Balance Sheet
Cash and cash equivalents were $169.6 million at September 30, 2019, compared to $160.5 million at December 31, 2018. As a result of an increase in the Company’s deferred income tax rate, the Company revalued its deferred tax assets and amounts payable under the tax receivable agreements. The revaluation increased assets by $23.0 million and liabilities by $19.6 million.
The Company paid a variable quarterly dividend of $0.60 per share of Class A common stock during the September 2019 quarter. The Company had total borrowings of $200.0 million at September 30, 2019, and December 31, 2018. On August 16, 2019, Artisan Partners Holdings refinanced $50 million of senior notes for an additional eight year period.
During the September 2019 quarter, limited partners of Artisan Partners Holdings exchanged 127,915 common units for 127,915 Class A common shares. The exchanges increased the Company’s public float of Class A common stock by 127,915 shares, or 0.2%.
Total stockholders’ equity was $122.7 million at September 30, 2019, compared to $140.5 million at December 31, 2018. The Company had 56.3 million Class A common shares outstanding at September 30, 2019. The Company’s debt leverage ratio, calculated in accordance with its loan agreements, was 0.6X at September 30, 2019.

Dividend
The Company’s board of directors declared a variable quarterly dividend of $0.65 per share of Class A common stock with respect to the September 2019 quarter. The dividend will be paid on November 29, 2019, to shareholders of record as of the close of business on November 15, 2019. Based on our projections and subject to change, we expect some portion of the 2019 dividend payments to constitute a return of capital for tax purposes.
The variable quarterly dividend of $0.65 per share represents approximately 80% of the cash generated in the September 2019 quarter. Subject to board approval each quarter, we currently expect to pay a quarterly dividend of approximately 80% of the cash the Company generates each quarter. After the end of the year, our board will consider payment of a special dividend.
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Conference Call
The Company will host a conference call on October 30th, at 11:00 a.m. (Eastern Time) to discuss these results. Hosting the call will be Eric Colson, Chairman and Chief Executive Officer, and C.J. Daley, Chief Financial Officer. Supplemental materials that will be reviewed during the call are available on the Company’s website at www.apam.com. The call will be webcast and can be accessed via the Company’s website. Listeners may also access the call by dialing 877.328.5507 or 412.317.5423 for international callers; the conference ID is 10135214. A replay of the call will be available until November 6, 2019 at 9:00 a.m. (Eastern Time), by dialing 877.344.7529 or 412.317.0088 for international callers; the replay conference ID is 10135214. An audio replay will also be available on the Company’s website.

Forward-Looking Statements and Other Disclosures
Certain statements in this release, and other written or oral statements made by or on behalf of the Company, are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are only predictions based on current expectations and projections about future events. These forward-looking statements are subject to a number of risks and uncertainties, and there are important factors that could cause actual results, level of activity, performance, actions or achievements to differ materially from the results, level of activity, performance, actions or achievements expressed or implied by the forward-looking statements. These factors include: the loss of key investment professionals or senior management, adverse market or economic conditions, poor performance of our investment strategies, change in the legislative and regulatory environment in which we operate, operational or technical errors or other damage to our reputation and other factors disclosed in the Company’s filings with the Securities and Exchange Commission, including those factors listed under the caption entitled “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on February 20, 2019. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
Results for any investment strategy described herein, and for different investment products within a strategy, are affected by numerous factors, including different material market or economic conditions; different investment management fee rates, brokerage commissions and other expenses; and the reinvestment of dividends or other earnings. The returns for any strategy may be positive or negative, and past performance does not guarantee future results.
Unless otherwise noted, composite returns have been presented gross of investment advisory fees applied to client accounts, but include applicable trade commissions and transaction costs. Management fees, when reflected, would reduce the results presented for an investor in an account managed within a Composite. Net-of-fees composite returns presented in these materials were calculated using the highest model investment advisory fees applicable to portfolios within the Composite. Fees may be higher for certain pooled vehicles, and the Composite may include accounts with performance-based fees. Index returns do not reflect the payment of fees and expenses. Composite data shown for the Artisan High Income strategy is represented by a single account.
"Over $4.5 billion of returns in excess of benchmark returns" is an estimate of the amount in dollars by which Artisan's investment strategies have outperformed or underperformed their broad-based benchmarks. Excess returns are calculated by (i) multiplying a strategy's beginning-of-month AUM by the difference between the returns (in basis points) of the strategy (gross of fees) and the broad-based benchmark for the ensuing month and (ii) summing the monthly excess returns.
None of the information in these materials constitutes either an offer or a solicitation to buy or sell any fund securities, nor is any such information a recommendation for any fund security or investment service.
Any discrepancies included in this release between totals and the sums of the amounts listed are due to rounding.

About Artisan Partners
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners’ autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Source: Artisan Partners Asset Management Inc.

Investor Relations Inquiries
Makela Taphorn
866.632.1770
414.908.2176
ir@artisanpartners.com

Exhibit 1
Artisan Partners Asset Management Inc.
Consolidated Statements of Operations
(unaudited; in millions, except per share amounts or as noted)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2019	2019	2018	2019	2018
Revenues
Management fees
Artisan Funds & Artisan Global Funds	$123.9	$120.1	$134.5	$358.3	$402.3
Separate accounts	78.8	76.3	78.2	227.7	232.4
Performance fees	0.2	4.3	0.1	4.6	2.4
Total revenues	202.9	200.7	212.8	590.6	637.1

Operating expenses
Compensation and benefits	99.8	101.5	102.7	300.6	314.7
Distribution, servicing and marketing	6.0	5.8	6.6	17.2	20.4
Occupancy	5.2	5.3	5.4	18.1	13.6
Communication and technology	9.8	10.3	9.6	29.5	27.2
General and administrative	6.6	6.9	6.7	21.1	20.5
Total operating expenses	127.4	129.8	131.0	386.5	396.4
Operating income	75.5	70.9	81.8	204.1	240.7
Interest expense	(2.7)	(2.8)	(2.9)	(8.3)	(8.5)
Net investment gain (loss) of consolidated investment products	0.7	2.1	0.3	5.1	9.5
Net gain (loss) on the tax receivable agreements	(19.6)	—	0.3	(19.6)	0.3
Other net investment gain (loss)	1.0	1.3	1.4	4.3	2.5
Total non-operating income (expense)	(20.6)	0.6	(0.9)	(18.5)	3.8
Income before income taxes	54.9	71.5	80.9	185.6	244.5
Provision for income taxes	(7.3)	11.5	14.2	13.6	38.5
Net income before noncontrolling interests	62.2	60.0	66.7	172.0	206.0
Less: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	20.5	19.8	24.0	57.6	73.3
Less: Net income attributable to noncontrolling interests - consolidated investment products	0.4	1.0	0.2	2.4	6.9
Net income attributable to Artisan Partners Asset Management Inc.	$41.3	$39.2	$42.5	$112.0	$125.8

Basic and diluted earnings per share - Class A common shares	$0.71	$0.66	$0.77	$1.87	$2.27

Average shares outstanding
Class A common shares	51.4	51.2	49.4	51.0	48.6
Unvested restricted share-based awards	5.1	5.2	4.8	5.0	4.9
Total average shares outstanding	56.5	56.4	54.2	56.0	53.5

Exhibit 2
Artisan Partners Asset Management Inc.
Reconciliation of GAAP to Non-GAAP (“Adjusted”) Measures
(unaudited; in millions, except per share amounts or as noted)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2019	2019	2018	2019	2018
Net income attributable to Artisan Partners Asset Management Inc. (GAAP)	$41.3	$39.2	$42.5	$112.0	$125.8
Add back: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	20.5	19.8	24.0	57.6	73.3
Add back: Provision for income taxes	(7.3)	11.5	14.2	13.6	38.5
Add back: Net (gain) loss on the tax receivable agreements	19.6	—	(0.3)	19.6	(0.3)
Add back: Net investment (gain) loss of investment products attributable to APAM	(0.9)	(2.0)	(1.0)	(5.8)	(3.8)
Less: Adjusted provision for income taxes	18.4	16.1	18.6	47.5	54.8
Adjusted net income (Non-GAAP)	$54.8	$52.4	$60.8	$149.5	$178.7

Average shares outstanding
Class A common shares	51.4	51.2	49.4	51.0	48.6
Assumed vesting or exchange of:
Unvested restricted share-based awards	5.1	5.2	4.8	5.0	4.9
Artisan Partners Holdings LP units outstanding (non-controlling interest)	21.6	21.7	23.0	21.9	23.5
Adjusted shares	78.1	78.1	77.2	77.9	77.0

Basic and diluted earnings per share (GAAP)	$0.71	$0.66	$0.77	$1.87	$2.27
Adjusted net income per adjusted share (Non-GAAP)	$0.70	$0.67	$0.79	$1.92	$2.32

Net income attributable to Artisan Partners Asset Management Inc. (GAAP)	$41.3	$39.2	$42.5	$112.0	$125.8
Add back: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	20.5	19.8	24.0	57.6	73.3
Add back: Net (gain) loss on the tax receivable agreements	19.6	—	(0.3)	19.6	(0.3)
Add back: Net investment (gain) loss of investment products attributable to APAM	(0.9)	(2.0)	(1.0)	(5.8)	(3.8)
Add back: Interest expense	2.7	2.8	2.9	8.3	8.5
Add back: Provision for income taxes	(7.3)	11.5	14.2	13.6	38.5
Add back: Depreciation and amortization	1.6	1.5	1.8	5.2	4.3
Adjusted EBITDA (Non-GAAP)	$77.5	$72.8	$84.1	$210.5	$246.3

Supplemental Non-GAAP Financial Information
The Company’s management uses non-GAAP measures (referred to as “adjusted” measures) of net income to evaluate the profitability and efficiency of the underlying operations of the business and as a factor when considering net income available for distributions and dividends. These adjusted measures remove the impact of (1) net gain (loss) on the tax receivable agreements (if any), (2) net investment gain (loss) of investment products, and (3) the remeasurement of deferred taxes. These adjustments also remove the non-operational complexities of the Company’s structure by adding back non-controlling interests and assuming all income of Artisan Partners Holdings is allocated to APAM. Management believes these non-GAAP measures provide more meaningful information to analyze the Company’s profitability and efficiency between periods and over time. The Company has included these non-GAAP measures to provide investors with the same financial metrics used by management to manage the Company.
Non-GAAP measures should be considered in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. The Company’s non-GAAP measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures. The Company’s non-GAAP measures are as follows:
•Adjusted net income represents net income excluding the impact of (1) net gain (loss) on the tax receivable agreements (if any), (2) net investment gain (loss) of investment products, and (3) the remeasurement of deferred taxes. Adjusted net income also reflects income taxes assuming the vesting of all unvested Class A share-based awards and as if all outstanding limited partnership units of Artisan Partners Holdings had been exchanged for Class A common stock of APAM on a one-for-one basis. Assuming full vesting and exchange, all income of Artisan Partners Holdings is treated as if it were allocated to APAM, and the adjusted provision for income taxes represents an estimate of income tax expense at an effective rate reflecting assumed federal, state, and local income taxes. The adjusted effective tax rate was 24.1% for the three and nine months ended September 30, 2019, and 23.5% for the three months ended June 30, 2019 and the three and nine months ended September 30, 2018. The year-to-date impact of the change in the 2019 adjusted effective tax rate during the September 2019 quarter from 23.5% to 24.1% is reflected in adjusted net income for the three months ended September 30, 2019 (which results in an adjusted effective tax rate of 25.1% for the quarter). The Company currently expects the 2020 adjusted effective tax rate to be in the range of 24.5% to 25.0%.
•Adjusted net income per adjusted share is calculated by dividing adjusted net income by adjusted shares. The number of adjusted shares is derived by assuming the vesting of all unvested Class A share-based awards and the exchange of all outstanding limited partnership units of Artisan Partners Holdings for Class A common stock of APAM on a one-for-one basis.
•Adjusted EBITDA represents adjusted net income before interest expense, income taxes, and depreciation and amortization expense.
Net gain (loss) on the tax receivable agreements represents the income (expense) associated with the change in estimate of amounts payable under the tax receivable agreements entered into in connection with APAM’s initial public offering and related reorganization.
Net investment gain (loss) of investment products represents the non-operating income (expense) related to the Company’s seed investments, in both consolidated investment products and unconsolidated investment products. Excluding these non-operating market gains or losses on seed investments provides greater transparency to evaluate the profitability and efficiency of the underlying operations of the business.

Exhibit 3
Artisan Partners Asset Management Inc.
Condensed Consolidated Statements of Financial Condition
(unaudited; in millions)

	As of
	September 30,	December 31,
	2019	2018
Assets
Cash and cash equivalents	$169.6	$160.5
Accounts receivable	91.3	67.7
Investment securities	22.4	18.1
Deferred tax assets	441.5	429.1
Assets of consolidated investment products	98.5	86.2
Operating lease assets	88.8	—
Other	53.9	43.4
Total assets	$966.0	$805.0

Liabilities and equity
Accounts payable, accrued expenses, and other	$100.7	$39.9
Borrowings	199.1	199.3
Operating lease liabilities	102.8	—
Amounts payable under tax receivable agreements	373.7	369.4
Liabilities of consolidated investment products	28.0	21.6
Total liabilities	804.3	630.2

Redeemable noncontrolling interests	39.0	34.3
Total stockholders’ equity	122.7	140.5
Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$966.0	$805.0

Exhibit 4
Artisan Partners Asset Management Inc.
Assets Under Management
(unaudited; in millions)

	For the Three Months Ended			% Change from
	September 30,	June 30,	September 30,	June 30,	September 30,
	2019	2019	2018	2019	2018

Beginning assets under management	$113,843	$107,803	$114,190	5.6%	(0.3)%
Gross client cash inflows	4,201	$4,715	3,642	(10.9)%	15.3%
Gross client cash outflows	(4,928)	$(5,220)	(5,187)	5.6%	5.0%
Net client cash flows	(727)	(505)	(1,545)	(44.0)%	52.9%
Market appreciation (depreciation)	(624)	6,545	3,928	(109.5)%	(115.9)%
Ending assets under management	$112,492	$113,843	$116,573	(1.2)%	(3.5)%
Average assets under management	$113,027	$110,201	$116,221	2.6%	(2.7)%

	For the Nine Months Ended		% Change from
	September 30,	September 30,	September 30,
	2019	2018	2018

Beginning assets under management	$96,224	$115,494	(16.7)%
Gross client cash inflows	13,616	13,755	(1.0)%
Gross client cash outflows	(15,958)	(16,242)	1.7%
Net client cash flows	(2,342)	(2,487)	5.8%
Market appreciation (depreciation)	18,610	3,566	421.9%
Ending assets under management	$112,492	$116,573	(3.5)%
Average assets under management	$109,407	$116,769	(6.3)%

Exhibit 5
Artisan Partners Asset Management Inc.
Assets Under Management by Investment Team and Vehicle
(unaudited; in millions)

Three Months Ended		By Investment Team									By Vehicle
	Growth	Global Equity	U.S. Value	International Value	Global Value	Sustainable Emerging Markets	Credit	Developing World	Thematic	Total	Artisan Funds & Artisan Global Funds	Separate Accounts [1]	Total
September 30, 2019
Beginning assets under management	$33,018	$26,592	$7,180	$20,178	$18,863	$202	$3,735	$2,839	$1,236	$113,843	$54,095	$59,748	$113,843
Gross client cash inflows	1,041	716	117	1,015	283	19	531	222	257	4,201	3,109	1,092	4,201
Gross client cash outflows	(1,281)	(1,153)	(331)	(682)	(795)	(4)	(485)	(157)	(40)	(4,928)	(3,356)	(1,572)	(4,928)
Net client cash flows	(240)	(437)	(214)	333	(512)	15	46	65	217	(727)	(247)	(480)	(727)
Market appreciation (depreciation)	(424)	81	13	(117)	(144)	(6)	62	(126)	37	(624)	(404)	(220)	(624)
Net transfers[2]	—	—	—	—	—	—	—	—	—	—	(41)	41	—
Ending assets under management	$32,354	$26,236	$6,979	$20,394	$18,207	$211	$3,843	$2,778	$1,490	$112,492	$53,403	$59,089	$112,492
Average assets under management	$33,152	$26,348	$7,007	$19,982	$18,291	$199	$3,851	$2,820	$1,377	$113,027	$53,796	$59,231	$113,027

June 30, 2019
Beginning assets under management	$30,832	$24,727	$7,170	$19,871	$18,449	$201	$3,383	$2,228	$942	$107,803	$51,951	$55,852	$107,803
Gross client cash inflows	1,120	1,358	110	603	277	3	409	579	256	4,715	3,081	1,634	4,715
Gross client cash outflows	(1,282)	(1,535)	(441)	(1,101)	(562)	(5)	(144)	(130)	(20)	(5,220)	(3,736)	(1,484)	(5,220)
Net client cash flows	(162)	(177)	(331)	(498)	(285)	(2)	265	449	236	(505)	(655)	150	(505)
Market appreciation (depreciation)	2,348	2,042	341	805	699	3	87	162	58	6,545	3,037	3,508	6,545
Net transfers[2]	—	—	—	—	—	—	—	—	—	—	(238)	238	—
Ending assets under management	$33,018	$26,592	$7,180	$20,178	$18,863	$202	$3,735	$2,839	$1,236	$113,843	$54,095	$59,748	$113,843
Average assets under management	$31,736	$25,468	$7,094	$19,857	$18,597	$198	$3,582	$2,529	$1,140	$110,201	$52,670	$57,531	$110,201

September 30, 2018
Beginning assets under management	$31,089	$28,064	$8,308	$21,016	$19,751	$197	$3,072	$2,506	$187	$114,190	$57,409	$56,781	$114,190
Gross client cash inflows	1,289	464	317	699	357	6	285	107	118	3,642	2,453	1,189	3,642
Gross client cash outflows	(1,549)	(1,451)	(515)	(781)	(557)	(5)	(134)	(190)	(5)	(5,187)	(3,657)	(1,530)	(5,187)
Net client cash flows	(260)	(987)	(198)	(82)	(200)	1	151	(83)	113	(1,545)	(1,204)	(341)	(1,545)
Market appreciation (depreciation)	1,960	825	254	255	698	(5)	68	(141)	14	3,928	1,711	2,217	3,928
Net transfers[2]	—	—	—	—	—	—	—	—	—	—	—	—	—
Ending assets under management	$32,789	$27,902	$8,364	$21,189	$20,249	$193	$3,291	$2,282	$314	$116,573	$57,916	$58,657	$116,573
Average assets under management	$32,098	$28,190	$8,475	$21,219	$20,231	$195	$3,174	$2,390	$249	$116,221	$58,149	$58,072	$116,221

______________________________________
1 Separate account AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, in funds (both public and private) that we sub-advise, and in our own privately offered funds.
2 Net transfers represent certain amounts that we have identified as having been transferred out of one investment strategy, investment vehicle, or account and into another strategy, vehicle, or account.

Exhibit 6
Artisan Partners Asset Management Inc.
Assets Under Management by Investment Team and Vehicle
(unaudited; in millions)

Nine Months Ended	By Investment Team										By Vehicle
	Growth	Global Equity	U.S. Value	International Value	Global Value	Sustainable Emerging Markets	Credit	Developing World	Thematic	Total	Artisan Funds & Artisan Global Funds	Separate Accounts [1]	Total
September 30, 2019
Beginning assets under management	$26,251	$22,967	$6,577	$17,681	$17,113	$179	$2,860	$1,993	$603	$96,224	$46,654	$49,570	$96,224
Gross client cash inflows	3,278	2,789	397	3,007	807	26	1,492	1,000	820	13,616	9,656	3,960	13,616
Gross client cash outflows	(4,048)	(4,075)	(1,167)	(2,779)	(2,227)	(11)	(846)	(692)	(113)	(15,958)	(11,205)	(4,753)	(15,958)
Net client cash flows	(770)	(1,286)	(770)	228	(1,420)	15	646	308	707	(2,342)	(1,549)	(793)	(2,342)
Market appreciation (depreciation)	6,873	4,555	1,172	2,485	2,514	17	337	477	180	18,610	8,577	10,033	18,610
Net transfers[2]	—	—	—	—	—	—	—	—	—	—	(279)	279	—
Ending assets under management	$32,354	$26,236	$6,979	$20,394	$18,207	$211	$3,843	$2,778	$1,490	$112,492	$53,403	$59,089	$112,492
Average assets under management	$31,387	$25,344	$7,092	$19,762	$18,471	$197	$3,533	$2,502	$1,119	$109,407	$52,360	$57,047	$109,407

September 30, 2018
Beginning assets under management	$30,628	$29,235	$8,765	$21,757	$19,930	$282	$2,554	$2,253	$90	$115,494	$57,349	$58,145	$115,494
Gross client cash inflows	3,873	2,554	852	2,350	1,955	23	1,205	733	210	13,755	10,076	3,679	13,755
Gross client cash outflows	(5,638)	(4,326)	(1,591)	(1,949)	(1,679)	(90)	(580)	(376)	(13)	(16,242)	(10,405)	(5,837)	(16,242)
Net client cash flows	(1,765)	(1,772)	(739)	401	276	(67)	625	357	197	(2,487)	(329)	(2,158)	(2,487)
Market appreciation (depreciation)	3,926	439	338	(968)	42	(22)	112	(328)	27	3,566	1,150	2,416	3,566
Net transfers[2]	—	—	—	—	—	—	—	—	—	—	(254)	254	—
Ending assets under management	$32,789	$27,902	$8,364	$21,190	$20,248	$193	$3,291	$2,282	$314	$116,573	$57,916	$58,657	$116,573
Average assets under management	$31,732	$28,885	$8,460	$21,572	$20,360	$255	$2,874	$2,456	$175	$116,769	$58,480	$58,289	$116,769

______________________________________
1 Separate account AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, in funds (both public and private) that we sub-advise, and in our own privately offered funds.
2 Net transfers represent certain amounts that we have identified as having been transferred out of one investment strategy, investment vehicle, or account and into another strategy, vehicle, or account.

Exhibit 7

Artisan Partners Asset Management Inc.
Investment Strategy AUM and Gross Composite Performance 1
As of September 30, 2019
(unaudited)

	Composite							Average Annual Value-Added [2] Since Inception (bps)
	Inception	Strategy AUM	Average Annual Total Returns (%)
Investment Team and Strategy	Date	(in $MM)	1 YR	3 YR	5 YR	10 YR	Inception
Growth Team
Global Opportunities Strategy	2/1/2007	$17,775	5.96%	13.00%	11.83%	14.69%	10.63%	573
MSCI All Country World Index			1.38%	9.71%	6.65%	8.34%	4.90%
Global Discovery Strategy	9/1/2017	$723	9.35%				15.73%	949
MSCI All Country World Index			1.38%				6.24%
U.S. Mid-Cap Growth Strategy	4/1/1997	$10,716	6.47%	14.05%	11.11%	14.90%	15.01%	483
Russell Midcap® Index			3.19%	10.69%	9.10%	13.06%	10.18%
Russell Midcap® Growth Index			5.20%	14.50%	11.11%	14.07%	9.38%
U.S. Small-Cap Growth Strategy	4/1/1995	$3,140	3.27%	17.45%	15.35%	16.26%	11.05%	213
Russell 2000® Index			(8.89)%	8.23%	8.18%	11.19%	8.92%
Russell 2000® Growth Index			(9.63)%	9.79%	9.07%	12.24%	7.58%
Global Equity Team
Global Equity Strategy	4/1/2010	$1,820	8.12%	15.53%	11.28%		12.83%	490
MSCI All Country World Index			1.38%	9.71%	6.65%		7.93%
Non-U.S. Growth Strategy	1/1/1996	$22,689	7.52%	10.02%	5.34%	8.06%	10.13%	552
MSCI EAFE Index			(1.34)%	6.48%	3.27%	4.90%	4.61%
Non-U.S. Small-Mid Growth Strategy	1/1/2019	$1,727					21.86%	1,090
MSCI All Country World Index Ex USA Small Mid Cap							10.96%
U.S. Value Team
Value Equity Strategy	7/1/2005	$2,633	(0.65)%	9.17%	7.74%	11.17%	8.15%	(80)
Russell 1000® Index			3.87%	13.19%	10.61%	13.22%	8.95%
Russell 1000® Value Index			4.00%	9.43%	7.79%	11.46%	7.37%
U.S. Mid-Cap Value Strategy	4/1/1999	$4,346	(1.38)%	8.03%	6.15%	10.93%	12.46%	313
Russell Midcap® Index			3.19%	10.69%	9.10%	13.06%	9.33%
Russell Midcap® Value Index			1.60%	7.82%	7.55%	12.28%	9.54%
International Value Team
Non-U.S. Value Strategy	7/1/2002	$20,394	1.59%	7.07%	5.48%	9.64%	11.49%	562
MSCI EAFE Index			(1.34)%	6.48%	3.27%	4.90%	5.87%
Global Value Team
Global Value Strategy	7/1/2007	$18,207	0.64%	8.98%	7.24%	11.59%	8.18%	383
MSCI All Country World Index			1.38%	9.71%	6.65%	8.34%	4.35%
Sustainable Emerging Markets Team
Sustainable Emerging Markets Strategy	7/1/2006	$211	3.33%	8.78%	6.04%	3.92%	5.48%	78
MSCI Emerging Markets Index			(2.02)%	5.97%	2.33%	3.37%	4.70%
Credit Team
High Income Strategy	4/1/2014	$3,780	5.83%	7.52%	7.53%		7.28%	231
ICE BofA Merrill Lynch U.S. High Yield Master II Total Return Index			6.30%	6.07%	5.36%		4.97%
Developing World Team
Developing World Strategy	7/1/2015	$2,778	21.82%	11.42%			9.52%	637
MSCI Emerging Markets Index			(2.02)%	5.97%			3.15%
Thematic Team
Thematic Strategy	5/1/2017	$1,046	13.67%				27.54%	1,571
S&P 500 Market Index (Total Return)			4.25%				11.83%
Other Assets Under Management[3]		$507

Total Assets Under Management		$112,492
______________________________________
1 We measure the results of our “composites”, which represent the aggregate performance of all discretionary client accounts, including mutual funds, invested in the same strategy except those accounts with respect to which we believe client-imposed restrictions may have a material impact on portfolio construction and those accounts managed in a currency other than U.S. dollars (the results of these accounts, which represented approximately 11% of our assets under management at September 30, 2019, are maintained in separate composites, which are not presented in these materials). Returns for periods less than one year are not annualized.

2 Value-added is the amount in basis points by which the average annual gross composite return of each of our strategies has outperformed the broad-based market index most commonly used by our clients to compare the performance of the relevant strategy. Value-added for periods less than one year is not annualized. The Artisan High Income Strategy may hold loans and other security types that may not be included in the ICE BofA Merrill Lynch U.S. High Yield Master II Total Return Index. At times, this causes material differences in relative performance. The Global Equity, Global Discovery and Thematic strategies’ investments in initial public offerings (IPOs) made a material contribution to performance. IPO investments may contribute significantly to a small portfolio’s return, an effect that will generally decrease as assets grow. IPO investments may be unavailable in the future.
3 Other Assets Under Management includes AUM managed by the Credit Team in the Credit Opportunities strategy and by the Thematic Team in the Thematic Long/Short strategy, respectively. Strategy specific information has been omitted.